Exhibit 10.12

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of March 8, 2016, by and between PARAGON COMMERCIAL BANK (hereinafter referred to as the “Bank”) and PARAGON COMMERCIAL CORPORATION, the parent holding company of the Bank (hereinafter referred to as the “Holding Company”).

WHEREAS, the Bank is a state-chartered commercial bank and a wholly-owned subsidiary of the Holding Company; and

WHEREAS, the Bank and the Holding Company desire to enter into this Agreement in order to set forth the terms and conditions of the tax allocation policy of the Holding Company and to comply with applicable regulatory requirements.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           To the extent that North Carolina or other state income tax payments are required, the Bank will be responsible for monthly expense provisions and quarterly payments of the estimated amount of such income taxes to the Internal Revenue Service (the “IRS”).  The Bank’s tax accountants will prepare the appropriate income tax returns for the Bank and Holding Company on an annual basis.  The Bank will be responsible for timely filing of the appropriate income tax returns, proper remittances, and appropriate entries on the books of the Bank and Holding Company.

2.           To the extent that federal income tax payments are required, the Bank will be responsible for monthly expense provisions and quarterly payments of the estimated amount of such income taxes to the IRS.  Because the Holding Company typically operates at a net loss on a stand-alone basis, the Bank will be responsible for computing federal income taxes on a consolidated basis and remitting quarterly estimated federal income tax payments.  The Bank’s tax accountants will prepare a consolidated federal income tax return on an annual basis.  The Bank’s tax accountants will prepare an allocation of the Holding Company’s federal income taxes based upon the federal income tax liability of the Holding Company.  Within 30 days after the review date of the consolidated federal income tax provision, , the Bank will remit its allocated tax payment to the Holding Company or the Holding Company will remit to the Bank any tax benefit the Bank is due under the allocation.  In the event that an amended federal income tax return is filed, the Bank will remit its allocated tax or receive its allocated tax benefit within 30 days after the amended return is filed.

3.           All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding

4.           The amount of estimated payments to the IRS shall be calculated by using one of three methods:

A.           Prior year’s tax liability

B.           Prior year’s taxable income calculated with current year’s tax rate

    C.           90 percent of the estimated tax based on the current year’s estimated taxable income

Regardless of which method of calculation is used, executive management of the Holding Company is responsible for ensuring that the Bank and all other subsidiaries are treated equitably. In general, tax transactions between a subsidiary and its parent should be conducted as though the subsidiary was filing its taxes on a separate entity basis and was dealing directly with state or federal taxing authorities. However, certain acceptable adjustments, such as tax elections in a consolidated return, may in certain periods result in the subsidiary making payments that are higher than they would have been had the Bank and/or the subsidiary, not been affiliated with the Holding Company.

5.           The Holding Company shall act as an agent for the Bank with respect to all matters related to consolidated tax returns, payments and refund claims, and nothing in this Agreement shall be construed to alter or modify this agency relationship. If the Holding Company receives a tax refund from a taxing authority, these funds are obtained as agent for the Bank. Any tax refund attributable to income earned, taxes paid and losses incurred by the Bank is the property of and owned by the Bank, and shall be held in trust by the Holding Company for the benefit of the Bank. The Holding Company shall forward promptly to the Bank any amounts held in trust for the Bank. Nothing in this Agreement is intended to be or should be construed to provide the Holding Company with an ownership interest in a tax refund that is attributable to income earned, taxes paid and losses incurred by the Bank. The Holding Company hereby agrees that this Agreement does not give it an ownership interest in a tax refund generated by the tax attributes of the Bank.

6.           The Holding Company and the Bank agree that the preparation of the federal income and other tax returns, amended returns, claims for refund or IRS examination or litigation relating to the foregoing may require the use of records and information that is within the exclusive possession and control of either of the Holding Company or the Bank. The Holding Company and the Bank will provide such records, information and assistance, which may include making employees of any of the foregoing entities available to provide additional information and explanation material, as are requested by the Holding Company or the Bank, as the case may be, during regular business hours, in connection with any of the developments described in the preceding sentence. Each of the parties agrees that it shall retain, until the expiration of the applicable statute of limitations, including extensions, copies of any tax returns and supporting work schedules and other records or information, that may be relevant to the tax returns of the parties, and that it will not destroy or otherwise dispose of such records and information without providing the other parties with a reasonable opportunity to review and copy such records and information.

7.           This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance, or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

8.           If any term or provision of this Agreement shall, by final judicial determination, be held to be invalid, illegal, or unenforceable in any respect under applicable law, then such provision shall be ineffective to the extent so held, but the validity, legality, and enforceability of the remaining provisions contained herein shall not in any manner be affected or impaired thereby and this Agreement otherwise shall remain in full force and effect.

9.           No amendment to this Agreement shall be binding unless in writing and signed by both parties.

10.           This Agreement may be signed in counterparts or in duplicate originals, each of which shall be deemed to be an original, and all of which taken together shall constitute a single agreement.

11.           This Agreement is only intended to allocate the responsibility for certain taxes between the Holding Company and the Bank and to address the other tax matters stated herein.  Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit, claim or remedy of any nature whatsoever under or by reason of this Agreement upon any entity or person other than the Holding Company or the Bank.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

PARAGON COMMERCIAL CORPORATION

By:	/s/ Steven E. Crouse
Name: Steven E. Crouse
Title: Executive Vice President and Chief Financial Officer

ATTEST:

/s/ Carol Isaac
Asst. Secretary

[CORPORATE SEAL]

PARAGON COMMERCIAL BANK

By:	/s/ Steven E. Crouse
Name: Steven E. Crouse
Title: Executive Vice President and Chief Financial Officer

ATTEST:

/s/ Carol Isaac
Asst. Secretary

[CORPORATE SEAL]